Exhibit 10.2

Rexecution = On Time, On Target, On Budget	476 Rolling Ridge Drive Suite 300 State College, PA 16801 Ph: 814.278.7267 Fax: 814.278.7286 www.rexenergycorp.com

October 10, 2011

Patrick M. McKinney

c/o Rex Energy Corporation

476 Rolling Ridge Drive, Suite 300

State College, PA 16801

Dear Pat:

On behalf of the Board of Directors, I am pleased to confirm our offer for you to serve as President and Chief Operating Officer of Rex Energy Corporation and Rex Energy Operating Corp. effective as of October 10, 2011.

Your new salary for this position will be $325,000 annually, effective October 10, 2011. You will continue to participate in the Annual Executive Incentive Plan with a target bonus incentive of 60% of your base salary, effective immediately for the full 2011 program.

You will also continue to participate in all applicable equity-based performance plans. Effective January 1, 2012, your target annual award opportunity will be 55% of your base salary.

In connection with your promotion, you will receive a grant of 25,000 shares of restricted stock, which will be awarded at the exceeded case and subject to the vesting requirements and performance measures specified under the 2011 long-term incentive program. In addition, you will also receive a grant of 50,000 stock options, which will cliff vest on the third anniversary of the grant date. Both grant awards are subject to the terms and conditions of the applicable award agreements and the Rex Energy Corporation 2007 Long Term Incentive Plan.

In addition, the term of the Employment Agreement dated October 1, 2010 between you, Rex Energy Corporation and Rex Energy Operating Corp (the “Employment Agreement”) has been extended until December 31, 2013. This Letter Agreement constitutes the first amendment to the Employment Agreement. In the event there is any conflict between the terms of the Employment Agreement and the terms contained in this Letter Agreement, the terms contained in this Letter Agreement shall control.

Pat, the Board is confident that your talent, experience, and dedication to the company will enable you to make even more significant contributions to Rex in your new role as President and Chief Operating Officer. Please indicate your acceptance of this offer by signing and returning this letter to me or to Christina Marshall.

Sincerely,

/s/ Lance T. Shaner
Lance T. Shaner
Chairman of the Board of Directors
Rex Energy Corporation

ACCEPTED AND AGREED:

/s/ Patrick M. McKinney